UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 28, 2006

Commission File Number: 333 - 118398

SOUND REVOLUTION INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(state or other jurisdiction of incorporation or organization)

1511 West 40th Avenue, Vancouver, British Columbia, Canada V6M 1V7
(Address of principal executive offices)

(604) 780-3914
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 22, 2006, Sound Revolution Inc., through its wholly-owned subsidiary Charity Tunes Inc. (“Charity Tunes”), entered into an Agency and Promotion Agreement (the “Agreement”) with Canadian Red Cross (“Red Cross”) to raise money and awareness of Red Cross’ cause through the participation in promotional programs with Charity Tunes.

The initial term of the Agreement is for one year. Thereafter, the term shall extend from year to year unless one party gives the other party notice of termination no later than 30 days prior to the end of the term.

The Agreement contains a clause that the parties shall work together on at least 3 major promotional campaigns a year designed to increase visits and sales at the Charity Tunes website (www.charitytunes.com) and to raise money and awareness for Red Cross.

Charity Tunes will collect an amount equal to a minimum of 10% of the purchase price of a song or other digital content or products sold on its website for which purchasers select Red Cross as the recipient of the donation. Donations collected will be forwarded to Red Cross every calendar quarter if donations owed by Charity Tunes is at least $100. In the event that not more than $100 is owed, the amount will carry over until the next calendar quarter until the amount of donations collected exceeds $100. In any event, Charity Tunes will pay Red Cross any amounts collected for them at least yearly.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits. The following exhibit is included as part of this report:

	10.1	Agency and Promotional Agreement between Charity Tunes Inc. and Canadian Red Cross dated September 22, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUND REVOLUTION INC.

Date: September 28, 2006	By:	/s/ Penny Green
Penny Green, Director, Chair of the Board,
Chief Financial Officer, Principal Accounting Officer